Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Amendment No. 1 to Form F-1 of CN Energy Group. Inc. of our report dated January 21, 2020, except for notes 1, 10, 17, 18, and 19, as to which the date is May 1, 2020, and note 12, as to which the date is July 2, 2020, with respect to the consolidated balance sheets of CN Energy Group. Inc. and its subsidiaries (collectively, the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2019, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

November 25, 2020